EXHIBIT A

SECURITY AND PLEDGE AGREEMENT

THIS SECURITY AND PLEDGE AGREEMENT (this “Agreement”), dated as of November 22, 2011, is made by John C. Textor and Deborah W. Textor, both individual residents of the State of Florida (collectively, the “Pledgor”) to PBC JT, LLC, a Delaware limited liability company, as administrative agent (the “Administrative Agent”) for the Lenders (as defined below).

WITNESSETH:

A. Each of PBC Digital Holdings II, LLC, a Delaware limited liability company (“PBC”), the Thomas J. Morrison Article IX A dated 12/10/2002, the Thomas J. Morrison Trust dated 1/11/76, Carlos C. Morrison and Glenmore Enterprises, Inc. (“Morrison” and, together with PBC, the “Lenders”) made loans (the “Loans”) to John C. Textor (the “Borrower”), in the aggregate principal amount of Ten Million Dollars ($10,000,000.00) plus an additional amount equal to closing costs of the Loans, which will include legal fees, expenses, documentary stamp taxes, filing and recording fees and other costs necessary to complete the Loans (the “Closing Costs”) and sufficient to make the amount of net proceeds distributable to the Borrower to equal Ten Million Dollars ($10,000,000) (as increased to pay the Closing Costs, the “Loan Amount”), pursuant to that certain Loan Agreement by and among the Borrower, PBC, Morrison and the Administrative Agent, dated as of the date hereof (the “Loan Agreement”).

B. Terms used herein and not defined shall have the meaning set forth in the Loan Agreement.

C. In order to evidence the Loans made pursuant to the Loan Agreement, the Borrower shall execute and deliver to PBC and Morrison certain promissory notes of even date herewith in the aggregate principal amount of the Loan Amount (collectively, the “Notes”).

D. The Pledgor will derive a significant, valuable and material benefit from the Borrower entering into the Loan Agreement and the Loan Documents.

E. In order to induce the Lenders to enter into the Loan Agreement, and as a condition precedent to the Lenders’ execution and delivery of the Loan Agreement, the Pledgor is entering into this Agreement to provide collateral security for the Pledgor’s obligations under the Loan Agreement and the Notes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged and agreed by each of the parties hereto, the parties hereto hereby agree as follows:

Section 1. Pledge.

To secure the due and punctual payment and performance of the Liabilities (hereinafter defined), the Pledgor hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Administrative Agent, for the ratable benefit of the Lenders, and hereby grants to the

Administrative Agent, for the ratable benefit of the Lenders, an unconditional and continuing security interest in, the following:

(a) the shares of stock listed in the Annex hereto (herein collectively called the “Pledged Securities”) and the certificates representing or evidencing the Pledged Securities, and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Securities;

(b) all other property hereafter delivered to the Administrative Agent in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and

(c) all proceeds of all of the foregoing including all such Pledged Securities, additional shares, certificates, instruments, cash, securities, interest, dividends, rights and other property are, collectively, called the “Collateral”);

TO HAVE AND TO HOLD the Collateral, together with all rights, titles, interests, privileges and preferences appertaining or incidental thereto, unto the Administrative Agent, for the ratable benefit of the Lenders, its successors and assigns, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

The term “Liabilities,” as used herein, shall mean (a) all obligations and liabilities of the Borrower to the Lenders, howsoever created, arising or evidenced, whether direct or indirect, primary or secondary, absolute or contingent, joint or several, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contracts causes of action, costs, expenses or otherwise, or now or hereafter existing, or due or to become due, under and in connection with (i) the Notes, (ii) any promissory note taken in extension, renewal, exchange or substitution of or for the Notes, (iii) the Loan Agreement, and (iv) any other document or instrument which secures repayment of the Notes and (b) all obligations and liabilities of the Pledgor now or hereafter arising under and in connection with (i) this Agreement, (ii) the Unconditional Guaranty of Repayment dated of even date herewith executed by Maison de Banian, LLC, a Florida limited liability company in favor of the Lenders and (iii) the Unconditional Guaranty of Repayment dated of even date herewith executed by Deborath W. Textor in favor of the Lenders. The Pledgor waives notice of the existence or creation of all or any of the Liabilities.

Section 2. Representations, Warranties and Covenants.

The Pledgor represents, warrants and covenants as follows:

(a) The Pledgor owns the Pledged Securities free and clear of any liens, encumbrance, charge or security interest of any nature whatsoever, other than the security interest granted hereunder.

(b) All of the Pledged Securities are duly authorized and validly issued, fully paid, non-assessable and subject to no options to purchase or similar rights of any person or entity. The Pledgor is not and will not become a party to or otherwise bound by any agreement, other than this Agreement, which restricts in any manner the rights of any present or future holder of any of the Pledged Securities with respect thereto.

(c) This Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes a valid, enforceable and binding obligation of the Pledgor. The execution, delivery, performance and enforcement of this Agreement does not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of Digital Domain Media Group, Inc. (“DDMG”), or of any agreement between the shareholders of DDMG, or any other agreement, or any judgment, injunction, order, decree or other instrument binding upon the Pledgor or result in the creation or imposition of any lien (other than the security interests granted herein) upon any asset of the Pledgor.

(d) All Pledged Securities consisting of certificated securities will be delivered to the Administrative Agent within thirty (30) days from the date hereof.

(e) All filings and other actions necessary to perfect the security interest in the Collateral of the Pledgor created under this Agreement have been duly made or taken and are in full force and effect, and this Agreement creates in favor of the Administrative Agent for the ratable benefit of the Lenders a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral of the Pledgor, securing the payment of the Liabilities.

(f) The Pledgor is not the subject of any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar proceeding affecting creditors’ rights and remedies generally.

(g) The Pledgor’s legal name is as set forth in the Preamble of this Agreement and its address is 2959 SE St Lucie Blvd, Stuart FL 34997; the Pledgor will provide the Administrative Agent thirty (30) days’ prior written notice of any change in its legal name or its address.

(h) The Pledgor will not transfer, convey, sell, encumber, pledge, hypothecate or otherwise dispose of any of its interest in the Collateral or any of its interest in the Borrower.

(i) The Pledgor will pay, when due, all taxes and other governmental charges levied or assessed upon or against the Collateral and the Pledged Securities.

(j) Each Pledgor is an individual resident of the State of Florida and is competent to execute and deliver the Loan Documents to which he or she is a party. Pledgors have all requisite power and authority to enter into and perform their respective obligations under the Loan Documents to which they are a party. Pledgors jointly own the Textor Stock, free and clear of any Liens except for Liens in favor of the Administrative Agent for the ratable benefit of the Lenders. .

Section 3. Delivery of Pledged Securities.

All Pledged Securities that will be delivered by the Pledgor to the Administrative Agent, for the ratable benefit of the Lenders, pursuant hereto shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, and accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Administrative Agent.

Section 4. Filing; Further Assurances.

The Pledgor will, at its reasonable expense and in such manner and form as the Administrative Agent may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may reasonably be necessary or desirable, or that the Administrative Agent may reasonably request, in order to create, preserve, perfect or validate any security interest, or to enable the Administrative Agent to exercise and enforce its rights, hereunder with respect to any of the Collateral. To the extent permitted by applicable law, the Pledgor hereby authorizes the Administrative Agent to file, in the name of the Pledgor or otherwise, Uniform Commercial Code financing statements which the Administrative Agent in its sole discretion may deem necessary or appropriate to further perfect the security interest granted herein.

Section 5. Record Ownership of the Account; Notice of Exclusive Control.

The Administrative Agent, for the ratable benefit of the Lenders, may at any time or from time to time, if in its sole discretion exercised in good faith it shall conclude that a Default (as that term is defined in Section 10 hereof) shall have occurred and be continuing, cause any or all of the Pledged Securities to be transferred of record into the name of the Administrative Agent or its nominee. The Pledgor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to the Pledged Securities.

Section 6. Right to Receive Distributions on Collateral.

The Administrative Agent, for the ratable benefit of the Lenders, shall have the right to receive and to retain as Collateral hereunder all dividends, interest and other payments and distributions made upon or with respect to the Collateral, and the Pledgor shall take all such action as the Administrative Agent may deem reasonably necessary or appropriate to give effect to such right. All such dividends, interest and other payments and distributions (except as aforesaid) which are received by the Pledgor shall be received in trust for the benefit of the Administrative Agent, for the ratable benefit of the Lenders, and, if the Administrative Agent so directs, shall be segregated from other funds of the Pledgor and shall, forthwith upon demand by the Administrative Agent, be held in trust by the Administrative Agent, for the ratable benefit of the Lenders, in the same form as received (with any necessary endorsement).

Section 7. Right to Vote Pledged Securities.

Unless a Default shall have occurred and be continuing, the Pledgor shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Pledged Securities, and the Administrative Agent shall, upon receiving a written request from the Pledgor stating that no Default has occurred and is continuing, deliver to the Pledgor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of the Pledged Securities.

If a Default shall have occurred and be continuing, the Administrative Agent, for the ratable benefit of the Lenders, shall have the right to the extent permitted by law, and the Pledgor shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and take any other action with respect to the Collateral with the same force and effect as if the Administrative Agent (on behalf of the Lenders) were the absolute and sole owner thereof.

Section 8. General Authority.

The Pledgor hereby irrevocably appoints the Administrative Agent its true and lawful attorney, with full power of substitution, for the use and benefit of the Administrative Agent (on behalf of the Lenders), but at the Pledgor’s sole cost and expense, to the extent permitted by law to exercise, at any time and from time to time while a Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

(a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto, and

(c) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof;

provided that the Administrative Agent shall give the Pledgor not less than ten (10) days’ prior written notice of the time and place of a sale or other intended disposition of any of the Collateral.

Section 9. Administrative Agent May Perform; Administrative Agent Duties.

(a) If the Pledgor fails to perform any agreement contained herein, the Administrative Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Pledgor.

(b) The powers conferred on the Administrative Agent hereunder are solely to protect the Lenders’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

Section 10. Default.

(a) The occurrence of an Event of Default, as that term is defined in the Loan Agreement, and the expiration of the grace period, if any, applicable to such Event of Default specifically provided for in the Loan Agreement shall constitute a “Default” hereunder.

(b) Upon the occurrence of a Default, (i) the Administrative Agent, for the ratable benefit of the Lenders, may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction or otherwise available to it, including, but not limited to, sale, assignment, or other disposal of the Collateral in exchange for cash or credit, and (ii) the Administrative Agent, for the ratable benefit of the Lenders, may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Liabilities, and in such order of application, as the Administrative Agent may from time to time elect, any balances, credits, deposits, accounts or moneys of the Pledgor in its control. If any notification of intended disposition of any of the Collateral is required by law, such notification, if mailed, shall be deemed reasonably and properly given if mailed at least five (5) days before such disposition, postage prepaid, either at the addressed to the Pledgor at the address of the Pledgor shown below, or at any other address of the Pledgor appearing on the records of the Administrative Agent. Any proceeds of any disposition of Collateral shall be applied as provided in Section 11 hereof. All rights and remedies of the Administrative Agent, for the ratable benefit of the Lenders, expressed hereunder are in addition to all other rights and remedies possessed by it, including those under any other agreement or instrument relating to any of the Liabilities or security therefor. No delay on the part of the Administrative Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of the Administrative Agent permitted hereunder shall impair or affect the rights of the Administrative Agent in and to the Collateral.

(c) The Pledgor agrees that in any sale of any of the Collateral whenever a Default hereunder shall have occurred and be continuing, the Administrative Agent, for the ratable benefit of the Lenders, is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the

Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable or accountable to the Pledgor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

Section 11. Application of Proceeds.

Upon the disposition of the Collateral by the Administrative Agent after the occurrence of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent in the following order of priorities:

first, to payment of the reasonable expenses of such sale or other realization, including reasonable compensation to the Administrative Agent and the Lenders and their respective agents and counsel, and all expenses, liabilities and advances incurred or made by the Administrative Agent and the Lenders in connection therewith, and any other unreimbursed expenses for which the Administrative Agent and the Lenders are to be reimbursed pursuant to Section 11 hereof;

second, to payment in full of the Liabilities; and

finally, to payment to the Pledgor, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

Section 12. Expenses.

The Pledgor will forthwith upon demand pay to the Administrative Agent and the Lenders:

(a) the amount of any taxes which the Administrative Agent and the Lenders may have been required to pay by reason of the security interest granted herein (including any applicable transfer taxes) or to free any of the Collateral from any lien thereon, and

(b) the reasonable amount of any and all out-of-pocket expenses, including the reasonable fees and disbursements of counsel, which the Administrative Agent and the Lenders may incur in connection with (w) the administration of this Agreement, (x) the collection, sale or other disposition of any of the Collateral, (y) the exercise by the Administrative Agent and the Lenders of any of the rights conferred upon it hereunder or (z) any default on the part of the Pledgor hereunder.

Section 13. Termination; Release of Collateral.

Upon the repayment in full of all Liabilities and all obligations of the Pledgor hereunder, this Agreement shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Administrative Agent will, at the Pledgor’s expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination or the release of such Collateral.

Section 14. Notices.

All notices hereunder shall be given and deemed received in the manner set forth in the Loan Agreement and at the address as designated herein.

Section 15. Administrative Agent.

The Pledgor agrees with the Administrative Agent as follows:

(a) The Administrative Agent is authorized to take all such action as is provided to be taken by it hereunder and all other action reasonably incidental thereto. As to any matters not expressly provided for herein, the Administrative Agent shall act or refrain from acting in accordance with its discretion.

(b) Neither the Administrative Agent, the Lenders nor their respective directors, officers, attorneys, agents or employees shall be liable for any action taken or omitted to be taken by it, or by them on its behalf, under this Agreement or in respect of any of the Collateral or otherwise in connection with any of the foregoing, except for its or their own negligence, recklessness or willful misconduct.

(c) In connection with its duties under this Agreement, the Administrative Agent and the Lenders shall be entitled to rely on any paper or document believed by it to be genuine and correct and, in respect of legal matters, upon the opinion of reputable legal counsel selected by it; and any action taken or omitted in good faith by the Administrative Agent or the Lenders in accordance with the opinion of such counsel shall be full justification and protection to it.

(d) Neither the Administrative Agent nor the Lender shall be responsible for the genuineness, validity, or effectiveness of any of the Collateral nor shall it be liable because of any invalidity of the security provisions hereof, whether arising from law or by reason of any action or omission to act on its part, nor shall the Administrative Agent or the Lenders be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by the Pledgor.

(e) The Administrative Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected in good faith.

Section 16. Waivers, Non-Exclusive Remedies.

No failure on the part of the Administrative Agent or the Lenders to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or the Lenders of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement are cumulative and are not exclusive of any other remedies provided by law.

Section 17. Successors and Assigns.

This Agreement is for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and in the event of an assignment of all or any of the Liabilities, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Agreement shall be binding on the Pledgor and its successors and assigns; provided, however, that this Agreement may not be assigned by the Pledgor hereto without the express prior written consent of the Administrative Agent.

Section 18. Changes in Writing.

Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

Section 19. Delaware Law and Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of law principles that may cause the laws of another jurisdiction to apply. The Pledgor hereby irrevocably consents to the exclusive jurisdiction of any state court located within the State of Delaware or the United States District Court for Delaware, in connection with any action or proceeding arising out of or relating to this Agreement or any document or instrument delivered pursuant to this Agreement or otherwise. In any such litigation, the Pledgor waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to the Pledgor, at the Pledgor’s address set forth on the signature page hereto. The Pledgor hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

Section 20. Severability.

If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent and the Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section 21. Costs, Expenses and Taxes.

Upon the occurrence of a Default, the Pledgor agrees to pay on demand all reasonable costs and expenses of Administrative Agent and the Lenders in connection with the Default, including, but not limited to, reasonable attorneys’ fees, including appellate attorneys’ fees, and out-of-pocket expenses of legal counsel, independent public accountants and outside experts retained by the Administrative Agent and the Lenders in connection with such Default, and all reasonable costs and expenses, including all attorneys’ fees, if any, in connection with the enforcement of this Agreement.

Section 22. Waiver of Jury Trial.

The Pledgor and the Administrative Agent hereby waive any and all rights to a trial by jury in any action, proceeding, counterclaim or subsequent proceeding brought by the Pledgor or the Administrative Agent with respect to any obligation created under this Agreement and the Loan Documents against any or all of the others on any matters whatsoever arising out of, or in any way related to, this Agreement and the Loan Documents.

Section 23. Counterparts and Electronic Signatures.

This Agreement and any amendments, restatements, modifications or supplements thereto may be executed by facsimile or electronic transmission and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 23. Effect of this Agreement.

Any reference in any other Loan Document to the “Textor Pledge Agreement” shall mean and refer to this Agreement. The security interests granted hereby shall, as modified, continue in full force and effect, and are hereby affirmed, with respect to this Agreement and the Liabilities as defined herein.

[signature page attached]

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Security and Pledge Agreement as of the date first written above.

PLEDGOR:

/s/ John C. Textor
John C. Textor
Address:

/s/ Deborah W. Textor
Deborah W. Textor
Address:

ADMINISTRATIVE AGENT: PBC JT, LLC, as Administrative Agent By PBC GP III, LLC, its Manager

By:	/s/ Nathan S. Ward
Name: Nathan S. Ward
Title: Manager

ANNEX TO SECURITY AND PLEDGE AGREEMENT

Identification of the Pledged Securities

Issuer	Class	Cert. Nos.	No. of Shares
Digital Domain Media Group, Inc. (f/k/a Digital Domain Holdings Corporation, f/ka/ Wyndcrest DD Florida), a Florida corporation)	Common	001 (John C. Textor and Deborah W. Textor, TBTE	8,150,738

Digital Domain Media Group, Inc. (f/k/a Digital Domain Holdings Corporation, f/ka/ Wyndcrest DD Florida), a Florida corporation)	Common	55 (John Textor)	310,879

Digital Domain Media Group, Inc. (f/k/a Digital Domain Holdings Corporation, f/ka/ Wyndcrest DD Florida), a Florida corporation)	Common		1,176,471